Exhibit 99.1

NightFood® Secures First Regional Supermarket Chain

Fairway Market Now Carries NightFood

TARRYTOWN, NY, April 4, 2016 (GLOBE NEWSWIRE) -- NightFood Holdings, Inc. (OTC: NGTF), has announced that NightFood is now available at all Fairway Market stores throughout the New York Metro area.

Fairway has served millions of passionate customers in the Greater New York City metropolitan area for more than 75 years. According to their most recent annual filings, Fairway stores recorded approximately 19.5 million customer transactions in fiscal 2015, while their mature stores (over 14 months old) averaged over $54M in sales per store, and over $1,600 in sales per square foot during that same period. Both numbers are significantly more than double the national average.

“Fairway prides itself on identifying and serving emerging consumer trends, making them one of the most sought after gourmet retail chains in Metro New York. We’re very proud to be sold there”, stated Nightfood founder and CEO Sean Folkson. “The response we’re getting in the marketplace to our new packaging tells me that we’ve really nailed the brand messaging.”

The Company is supporting the introduction of NightFood into Fairway stores with in-store product sampling and demonstrations along with other promotional efforts designed to drive consumer awareness and trial at the store level.

NightFood utilizes the expertise of Ramsey, N.J. based Cascadia Managing Brands to develop and deploy its sales, marketing and distribution strategy.

About Nightfood:

NightFood (OTC: NGTF), “The Nighttime Snack Company”, is a snack food company dedicated to providing consumers delicious, better-for-you choices for evening snacking. NightFood is the first company to create products to address the unique nutritional needs consumers have at night. NightFood creates, manufactures, and distributes products to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. For more information, visit www.nightfood.com

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Peter Leighton
888-888-6444, x5

Investor Contact:
Sean Folkson

888-888-6444, x4